Exhibit 6
Consent of Independent Auditors


We consent to the reference to our firm under the caption "Independent Auditors" and to the use of our reports on the financial statements of JPF Separate Account A dated March 23, 2001, and on the consolidated financial statements of Jefferson Pilot Financial Insurance Company and Subsidiaries dated February 5, 2001, in Post Effective Amendment No. 1 (Form S-6, No. 333-44228) under the Securities Act of 1933 and related Prospectus for the registration of units of interest in the JPF Separate Account A under the Ensemble EXEC individual flexible premium variable life insurance policies offered by Jefferson Pilot Financial Insurance Company.


                                                      /s/ Ernst & Young LLP

Greensboro, North Carolina
April 27, 2001